Exhibit 99.1

BIO-PATH HOLDINGS REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

Conference Call to be Held Today at 8:30 A.M. ET

HOUSTON—November 15, 2022 – Bio-Path Holdings, Inc., (NASDAQ:BPTH), a biotechnology company leveraging its proprietary DNAbilize® liposomal delivery and antisense technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced its financial results for the third quarter ended September 30, 2022 and provided an update on recent corporate developments.

“The third quarter was marked by continued progress across our entire DNAbilize pipeline. It was highlighted by the initiation of our Phase 1/1b study of BP1002 in refractory/relapsed acute myeloid leukemia patients,” said Peter Nielsen, President and Chief Executive Officer of Bio-Path Holdings. “Looking to the remainder of the year and into 2023, we are well-positioned to maintain this momentum. We look forward to initiating our Phase 1 study of BP1001-A for the treatment of solid tumors later this year and to filing an Investigational New Drug (IND) application for BP1003, a novel liposome-incorporated STAT3 antisense oligodeoxynucleotide, in the first half of 2023.”

Recent Corporate Highlights

●	Announced First Patient Dosed in Phase 1/1b Study of BP1002 in Refractory/Relapsed Acute Myeloid Leukemia Patients. In October, Bio-Path announced the enrollment and dosing of the first patient in a Phase 1/1b clinical trial evaluating the ability of BP1002 to treat refractory/relapsed acute myeloid leukemia (AML) patients.

●	Closed $2.0 Million Registered Direct Offering and Concurrent Private Placement. In November, Bio-Path entered into a definitive agreement with certain institutional investors for the issuance and sale of 800,000 shares of its common stock (or common stock equivalents) for a price of $2.50 per share, for gross proceeds of approximately $2.0 million, in a registered direct offering. Additionally, in a concurrent private placement, Bio-Path also agreed to issue to such investors unregistered warrants. The offerings closed on November 9, 2022.

Financial Results for the Third Quarter Ended September 30, 2022

●	The Company reported a net loss of $3.5 million, or $0.49 per share, for the three months ended September 30, 2022, compared to a net loss of $2.1 million, or $0.29 per share, for the three months ended September 30, 2021.

●	Research and development expense for the three months ended September 30, 2022 increased to $2.4 million, compared to $1.0 million for the three months ended September 30, 2021, primarily due to manufacturing expenses related to drug product releases in the third quarter of 2022 and start-up costs related to our Phase 1 clinical trial for BP1001-A in solid tumors.

●	General and administrative expense for the three months ended September 30, 2022 was $1.2 million, an increase of $0.1 million compared to the three months ended September 30, 2021, primarily due to increased legal fees.

●	As of September 30, 2022, the Company had cash of $13.7 million, compared to $23.8 million at December 31, 2021. Net cash used in operating activities for the nine months ended September 30, 2022 was $10.1 million compared to $7.1 million for the comparable period in 2021.

Conference Call and Webcast Information

Bio-Path Holdings will host a conference call and webcast today at 8:30 a.m. ET to review these third quarter 2022 financial results and to provide a general update on the Company. To access the conference call please dial (833) 630-1956 (domestic) or (412) 317-1837 (international). A live audio webcast of the call and the archived webcast will be available in the Media section of the Company’s website at www.biopathholdings.com.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company developing DNAbilize®, a novel technology that has yielded a pipeline of RNAi nanoparticle drugs that can be administered with a simple intravenous transfusion. Bio-Path’s lead product candidate, prexigebersen (BP1001, targeting the Grb2 protein), is in a Phase 2 study for blood cancers and BP1001-A, a drug product modification of prexigebersen, has been cleared by the FDA and Phase 1 studies in solid tumors will commence in 2022. The Company’s second product, BP1002, which targets the Bcl-2 protein, is being evaluated for the treatment of blood cancers and solid tumors, including lymphoma and acute myeloid leukemia. In addition, an IND is expected to be filed for BP1003, a novel liposome-incorporated STAT3 antisense oligodeoxynucleotide developed by Bio-Path as a specific inhibitor of STAT3, in the first half of 2023.

For more information, please visit the Company's website at http://www.biopathholdings.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the impact, risks and uncertainties related to COVID-19 and actions taken by governmental authorities or others in connection therewith, Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies, the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, the maintenance of intellectual property rights, that patents relating to existing or future patent applications will be issued or that any issued patents will provide meaningful protection of our drug candidates, and such other risks which are identified in Bio-Path's most recent Annual Report on Form 10-K, in any subsequent quarterly reports on Form 10-Q and in other reports that Bio-Path files with the Securities and Exchange Commission from time to time. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact Information:

Investors

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369